Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

Advasa Holdings, Inc.

Advasa Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the corporation is Advasa Holdings, Inc. The date of filing of the original Certificate of Incorporation of the Corporation (the “Certificate”) with the Secretary of State of the State of Delaware is February 4, 2025.

2. This Certificate of Amendment to Certificate of Incorporation (this “Certificate of Amendment”) amends the Certificate, and a new Section 4(i) is hereby added as a new subsection of Section 4 of the Certificate, immediately following Section 4(h) of the Certificate, and providing as follows:

(i) Forward Stock Split. Upon the effectiveness of this Certificate of Amendment (the “Effective Time”), each one (1) share of the Common Stock issued and outstanding at the Effective Time (collectively, the “Pre-Split Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified such that each one (1) share of Pre-Split Common Stock shall become ten (10) shares of Common Stock (the “Forward Stock Split”). Each certificate that immediately prior to the Effective Time represented shares of Pre-Split Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified as a result of the Forward Stock Split. The par value per share of Common Stock shall not be affected by the Forward Stock Split.

3. At the Effective Time, Section 4(a) of the Certificate is hereby amended and restated in its entirety to provide as follows:

(a)	Classes and Number of Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be five billion (5,000,000,000) shares of common stock, par value of $0.00001 per share (the “Common Stock”) and five hundred million (500,000,000) shares of preferred stock, par value of $0.00001 per share (the “Preferred Stock”).

4. The remaining provisions of the Certificate not affected by the aforementioned amendment shall remain in full force and shall not be affected by this Certificate of Amendment.

5. This Certificate of Amendment and the actions set forth herein has been duly approved and adopted by the Board of Directors of the Corporation on November 20, 2025, and this Certificate of Amendment and the actions set forth herein have been approved by the stockholders of the Corporation on November 20, 2025, in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

6. The foregoing amendment will be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 20th day of November, 2025.

By:	/s/ Grady Ryther
Name:	Grady Ryther
Title:	Chief Executive Officer